UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 28, 2020

Calithera Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36644	27-2366329
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 Oyster Point Blvd., Suite 200 South San Francisco, California	94080
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 870-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	CALA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

In January 2017, Calithera Biosciences, Inc. and Incyte Corporation entered into a Collaboration and License Agreement, or the Incyte Agreement. Pursuant to the Incyte Agreement, we granted Incyte an exclusive, worldwide license to develop and commercialize small molecule arginase inhibitors, including INCB001158, for hematology and oncology indications. We retained rights to certain arginase inhibitors that are not part of the collaboration for specific orphan indications outside of hematology and oncology, including cystic fibrosis.

As previously reported, in April 2020, we filed a complaint against Incyte in the Superior Court of California, San Francisco County, asserting claims for breach of contract arising out of Incyte’s failure to pay two milestone payments we believe are due to us under the Incyte Agreement.

Pursuant to the Incyte Agreement, Calithera and Incyte have collaborated on, and co-funded the development of, the licensed products for hematology and oncology indications, including INCB001158, with Incyte bearing 70% and Calithera bearing 30% of global development costs. While we remain committed to and confident in the INCB001158 development program, we have decided to opt out of our co-development obligations at this time, as permitted under the terms of the Incyte Agreement, in order to focus our resources on our own internal development programs. Accordingly, on August 28, 2020, we delivered written notice to Incyte of our decision to opt out of our co-development rights, which will become effective on September 30, 2020.

As a result of our decision to opt out, Incyte will pay all costs to develop INCB001158 or any other licensed products. In addition, our rights to U.S. profit sharing will no longer be in effect, and instead Incyte will pay us tiered royalties ranging from the low double digits to mid-teens on net sales of licensed products in the U.S., additional royalties to reimburse us for previously incurred development costs, and total remaining potential development, regulatory and commercialization milestones of $738.0 million (increased from $418.0 million prior to the opt out). Our rights to royalties outside the U.S. remain unchanged. We will also have no further rights to research, develop or co-detail INCB001158 and Incyte will have the right to take over the conduct of all activities related to the research, development and commercialization of INCB001158 for all indications in the hematology/oncology field.

The foregoing description of the terms of Incyte Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the agreement, a copy of which was filed with the Securities and Exchange Commission on May 9, 2017 as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 3, 2020	Calithera Biosciences, Inc.

	By:	/s/ Susan M. Molineaux
Susan M. Molineaux, Ph.D.
President and Chief Executive Officer